ASSET PURCHASE AGREEMENT

THIS AGREEMENT made this 4th day of January, 2018

BETWEEN:

THE PARTIES SIGNING A SIGNATURE PAGE ATTACHED HERETO

(collectively, the “Vendor”)

- and -

LONG BLOCKCHAIN CORP.

a corporation incorporated under the laws of the State of Delaware

(the “Purchaser”)

WHEREAS the Vendor is the owner of certain assets being 1,000 Antminer S9 mining rigs and 1,000 APW++ PSUs (the “Assets”);

AND WHEREAS the Purchaser is desirous of purchasing the Assets from the Vendor;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements set out herein, the parties respectively covenant and agree as follows.

1.	Definitions.

Where used in this Agreement or in any amendment, the following terms shall have the following meanings respectively:

(a)	“Agreement” means this Agreement of Purchase and Sale, including all schedules, and all instruments supplemental to or in amendment or confirmation of this Agreement;
(b)	“Assets” means 1,000 Antminer S9 mining rigs and 1,000 APW++ PSUs;
(c)	“Closing Date:” means the 31st day of January, 2018;
(d)	“Purchase Price” means the purchase price to be paid by the Purchaser to the Vendor as described in Section 2 of this Agreement; and
(e)	“Trading Day” shall means a day, other than a Saturday or Sunday, and other than a statutory holiday in the United States of America.

2.	Purchase Price. The purchase price payable to the Vendor by the Purchaser for the Assets shall be the equivalent sum of FOUR MILLION TWO HUNDRED THOUSAND ($4,200,000 USD) US DOLLARS (the “Purchase Price”).

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a.	Payment of Purchase Price. The Purchase Price shall be payable as follows:

i.	TWO MILLION, NINE HUNDRED THOUSDAND ($2,900,000 USD) US DOLLARS which shall be paid to the Vendor by the Purchaser on the Closing Date; and

ii.	The issuance of TWO HUNDRED AND SIXTY THOUSAND (260,000) shares of Common Stock of the Purchaser to the Vendor (the “Shares”).

b.	Provisions regarding Shares. The following provisions apply to the issuance of the Shares:

The Vendor agrees that it will not transfer the Shares acquired in this Agreement for a period of 90 days after the Closing Date (the “Lockup Period”); provided, however, that ifthe last sale price of the Purchaser’s common stock is at least FIFTEEN ($15.00) US DOLLARS for fifteen (15) consecutive Trading Days, then the Lockup Period shall terminate at the close of business on the fifteenth (15th) Trading Day;

i.	The Purchaser agrees to file a registration statement to register the resale of the Shares under the Securities Act of 1933, as amended, within 90 days after the Closing Date and have such registration statement declared effective as soon as practicable thereafter.

3.	The Vendor acknowledges that the purchase of the Assets is conditional on the Purchaser obtaining the necessary financing to pay the $2,900,000 cash portion of the purchase price. If the Purchaser is unable to obtain the necessary financing by January 31, 2018, the Closing Date shall not occur and this agreement shall be deemed null and void and of no further force and effect.

4.	The Vendor will notify the Purchaser when the Assets arrive in Iceland. The Purchaser will then have until the Closing Date to purchase the Assets from Vendor. If the Purchaser obtains the necessary financing for the cash portion of the purchase price on or before such date, it will notify the Vendor and arrange for the cash portion of the purchase price to be wired to an account specified by Vendor and issue the Shares to Vendor, in return for which the Vendor shall cause the Assets to be delivered to a location specified by the Purchaser (the “Purchaser Location”) by the Closing Date.

5.	All risk of loss with respect to the Assets shall remain with Vendor until title to the Assets is transferred to the Purchaser. Title to the Assets shall transfer to the Purchaser upon delivery of the Assets to the Purchaser Location. The Vendor shall assist the Purchaser with the issues relating to warranties or title that may occur related to the Assets in so far as those issues are covered under warranty provided by Bitmain. That is, the Vendor makes no additional warranty or extended warranty over and above the warranty provided by Bitmain as published by Bitmain online.

6.	The Vendor entered into a Master Services Agreement (“MSA”) with Verne Real Estate (“Verne Global”), a company incorporated Iceland who has a data center located in Reykjanesbaer, Iceland which begins on January 15, 2018. The Vendor agrees to assign and sublease all of the rights of the MSA with Verne Global (“Icelandic Data Center”) to the Purchaser upon the Closing Date. The Vendor will provide hosting at cost, exactly as per existing agreement with the Verne Global and represents the price is $75 per month per unit. The Purchaser shall reimburse the Vendor for any security deposit, plus about hardware costs incurred with the Iceland Data center once the machines have been delivered.

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7.	Vendor warrants that the Assets are free from defects in workmanship and materials. Vendor’s liability under the foregoing warranty is limited to replacement of the Assets or repair of defects or refund of the purchase price, at the Purchaser’s option. Vendor hereby transfers and assigns to the Purchaser any and all warranties with respect to the Assets provided by Bitmain to Vendor in connection with his original purchase of the Assets. Accordingly, the Purchaser shall be entitled to the benefit of any warranty to the extent that the warranty is available to any transferee, and the Vendor shall execute such instruments as may be required to transfer the warranty to the Purchaser. No further warranty is provided by Vendor to the Seller in relation to the Assets. The Purchaser shall have the right to inspect the Assets upon receipt, and within 5 business days after delivery the Purchaser shall give notice to Vendor of any claim for damages on account of defect in the Assets.

8.	The Vendor represents and warrants that it understands that the Shares have not been registered under the Securities Act and that the Shares will contain a legend indicating the foregoing; that it would be acquiring the Shares for its account for investment purposes only; that it has no present intention of selling or otherwise disposing of the Shares in violation of the securities laws of the United States; that it is an “accredited investor” as defined by Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended; and that it is familiar with the proposed business, management, financial condition and affairs of the Purchaser.

9.	General.

a.	Confidentiality. The parties shall hold in strictest confidence any information and material which is related to either Purchaser or Vendor’s business or is designated by either Purchaser or Vendor as proprietary and confidential, herein or otherwise. Vendor and Purchaser further covenant not to disclose or otherwise make known to any Party nor to issue or release for publication any articles or advertising or publicity matter relating to this Agreement in which the name of Purchaser or any of its affiliates is mentioned or used, directly or indirectly, unless prior written consent is granted by the other party; provided, however, that the Purchaser shall be entitled to make any disclosures required by it as a public company under applicable law, regulation or stock exchange rule without any consent of Vendor.

b.	Force Majeure. Any delay or failure of Vendor to perform its obligations under this Agreement will be excused to the extent that the delay or failure was caused directly by an event beyond the Vendor’s control, without the Vendor’s fault or negligence and that by its nature could not have been foreseen by the Vendor or, if it could have been foreseen, was unavoidable (which events may include natural disasters, embargoes, explosions, riots, wars, acts of terrorism, strikes, labour stoppages or slowdowns or other industrial disturbances, and shortage of adequate power or transportation facilities).

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c.	Notices. All notices and other communications pertaining to this Agreement shall be in writing and shall be deemed duly to have been given if personally delivered to the other Party or if sent by certified mail, return receipt requested, postage prepaid or by Federal Express, United Parcel or other nationally recognized overnight carrier. All notices or communications between Purchaser and Vendor pertaining to this Agreement shall be addressed to the Vendor at: shira@rktaxlaw.com, joekalfa@gmail.com and to the Purchaser at jgallant@graubard.com. Either Party may change its notification address by giving written notice to that effect to the other Party in the manner provided herein.

d.	Waiver. Any waiver by either Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall neither be considered a waiver nor deprive that Party of any right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and signed by the Party to be charged therewith.

e.	Modifications. No revision or modification of this Agreement shall be effective unless in writing and executed by authorized representative of both parties.

f.	Assignment. Neither party shall assign, transfer, delegate or subcontract any of its rights or obligations under this Agreement without the prior written consent of the other party. Any purported assignment or delegation in violation of this Section shall be null and void. No assignment or delegation shall relieve the other party of any of its obligations hereunder.

g.	Severability. If any portion of this Agreement is held invalid, such invalidity shall not affect the validity of the remaining portions of the Agreement, and the parties will substitute for any such invalid portion hereof a provision which best approximates the effect and intent of the invalid provision.

h.	Construction and Jurisdiction. This Agreement shall be governed by the laws of the State of New York. Each of the parties to this Agreement hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York.

i.	Headings. The paragraph titles of this Agreement are for conveniences only and shall not define or limit any of the provisions hereof.

j.	Entire Agreement. This Agreement is intended as the complete and exclusive statement of the agreement between Buyer and Vendor with respect to the subject matter hereof, and supersede all prior agreements and negotiations related thereto.

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k.	Binding Effect. The provisions hereof shall be binding upon and shall inure to the benefit of Buyer and Vendor, their respective successors, and permitted assigns.

l.	Counterparts. Provided that all parties hereto execute a copy of this Agreement, this Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Executed copies of this Agreement may be delivered by facsimile transmission or other comparable means. This Agreement shall be deemed fully executed and entered into on the date of execution by the last signatory required hereby.

[SIGNATURES APPEAR ON FOLLOWING PAGES AND ARE SIGNED IN COUNTERPART]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LONG BLOCKCHAIN CORP.

By:
Name:
Title:

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Accepted and Agreed

VENDOR

_______________________

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